Exhibit 5.1





                               [FORM OF OPINION]

                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE
                               [New York Office]





                                (212) 474-1000


                                                               [       ], 2001


                         Asbury Automotive Group, Inc.
                         -----------------------------


Dear Ladies and Gentlemen:

          We have acted as counsel for Asbury Automotive Group, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 (No. 333-[ ]) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"), of the offering and sale by the Company of up to [ ] shares (the "Company Shares") of the Company's common stock, par value $.01 per share ("Common Stock") and the offering and sale by the selling stockholders listed in the Registration Statement (the "Selling Stockholders") of up to [ ] shares of Common Stock sold pursuant to the terms of the underwriting agreement to be executed by the Company, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. (the "Underwriters") (the "Underwriting Agreement").

          In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of our opinion, including: (a) the Certificate of Incorporation of the Company; (b) the By-laws of the Company; and (c) certain resolutions adopted by the Board of Directors of the Company.

          Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that:


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          1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware; and

          2. The Company Shares have been duly and validly authorized and when issued and delivered by the Company and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement referred to in the Registration Statement, will be validly issued, fully paid and nonassessable.

          The opinion set forth in paragraph 2 is qualified to the extent we have assumed the due execution and delivery of the Underwriting Agreement.

          We are aware that we are referred to under the heading "Validity of Shares" in the prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and the filing of this opinion as
Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

                                   Very truly yours,

                                   Cravath, Swaine & Moore

Ashbury Automotive Group, Inc.
      Three Landmark Square
            Suite 500
                  Stanford, CT 06901